Exhibit 99

Restated Interim Balance Sheets for Fiscal Year 2004

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004	December 31, 2003	September 30, 2003
	(Restated)	(Restated)	(Restated)
Assets
Current assets:
Cash	$3,245	$736	$1,239
Trade and notes receivable:
Trade, less allowance of $10,956, $11,013 and $10,773 at March 31, 2004, December 31, 2003 and September 30, 2003, respectively	151,595	146,644	138,648
Other	2,918	3,144	2,551
Inventories	183,808	153,262	156,568
Prepaid expenses and other assets	1,823	1,743	1,485
Deferred income taxes	9,901	8,986	9,498

Total current assets	353,290	314,515	309,989

Property and equipment, net	25,115	25,767	26,450
Goodwill	9,978	9,978	9,801
Other assets, including identifiable intangible assets	9,204	8,567	7,465

Total assets	$397,587	$358,827	$353,705

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$850	$871	$890
Borrowings under revolving credit facility (1)	30,515	19,912	22,114
Trade accounts payable	163,937	147,621	149,886
Accrued expenses and other liabilities	13,734	11,304	10,811
Income taxes payable	2,305	1,402	1,056

Total current liabilities	211,341	181,110	184,757
Deferred income taxes	1,492	1,546	1,673
Long-term debt	6,804	6,997	7,188

Total liabilities	219,637	189,653	193,618

Minority interest	1,027	1,034	1,155
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 3,000,000 shares authorized, none issued
Common stock, no par value; 25,000,000 shares authorized, 12,519,683, 12,426,857 and 12,339,523 issued and outstanding at March 31, 2004, December 31, 2003 and September 30, 2003, respectively	60,969	59,933	58,442
Retained earnings	112,274	104,053	97,386
Accumulated other comprehensive income - equity adjustment from foreign currency translation	3,680	4,154	3,104

Total shareholders’ equity	$176,923	$168,140	$158,932

Total liabilities and shareholders’ equity	$397,587	$358,827	$353,705

(1)	The March 31, 2004, December 31, 2003, and September 30, 2003 balance sheets have been restated to reclassify borrowings under the revolving credit facility, which were previously reported as long-term debt, to a current liability in accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement. See Note 4 of Notes to Consolidated Financial Statements.